Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD FOURTH QUARTER AND FULL YEAR RESULTS

AUSTIN, Minn. (November 25, 2014) — Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2014 fourth quarter and full year.

All comparisons are to the fourth quarter or full year of fiscal 2013.

SUMMARY

Fourth Quarter

•                  Record diluted EPS of $0.63, up 9 percent from $0.58 per share

•                  Segment operating profit increased 9 percent

•                  Record dollar sales of $2.5 billion, increased 9 percent; volume up 3 percent

•                  Grocery Products operating profit down 21 percent; volume down 5 percent; dollar sales down 3 percent

•                  Refrigerated Foods operating profit up 10 percent; volume up 1 percent; dollar sales up 9 percent

•                  Jennie-O Turkey Store operating profit up 45 percent; volume up 7 percent; dollar sales up 11 percent

•                  Specialty Foods operating profit down 14 percent; volume up 15 percent (volume down 7 percent excluding sales of CytoSport Holdings, Inc. (“CytoSport”) products); dollar sales up 31 percent (dollar sales down 4 percent excluding sales of CytoSport products); CytoSport acquisition-related charges, including transaction costs and inventory adjustment to fair market value, were approximately $9.3 million

•                  International & Other operating profit up 3 percent; volume up 6 percent; dollar sales up 13 percent

Fiscal Year

•                  Record diluted EPS of $2.23, up 14 percent from diluted EPS of $1.95

•                  Segment operating profit up 16 percent

•                  Record dollar sales of $9.3 billion, up 6 percent; volume up 1 percent

•                  Grocery Products operating profit down 9 percent; volume up 3 percent (volume down 3 percent excluding incremental sales of SKIPPY® products); dollar sales up 3 percent (dollar sales down 2 percent excluding incremental sales of SKIPPY® products)

•                  Refrigerated Foods operating profit up 45 percent; volume flat; dollar sales up 9 percent

•                  Jennie-O Turkey Store operating profit up 23 percent; volume flat; dollar sales up 4 percent

•                  Specialty Foods operating profit down 20 percent; volume down 5 percent (volume down 10 percent excluding sales of CytoSport products); dollar sales down 3 percent (dollar sales down 11 percent excluding sales of CytoSport products)

•                  International & Other operating profit up 19 percent; volume up 15 percent (volume up 5 percent excluding incremental sales of SKIPPY® products); dollar sales up 19 percent (dollar sales up 10 percent excluding incremental sales of SKIPPY® products)

The company reported fiscal 2014 fourth quarter net earnings of $171.3 million, up 9 percent from net earnings of $157.3 million a year earlier. Diluted earnings per share for the quarter were $0.63, up 9 percent compared to $0.58 last year.  Sales for the quarter were $2.5 billion, up 9 percent from the same period in fiscal 2013.

For the year ended October 26, 2014, net earnings were a record $602.7 million, up 15 percent from net earnings of $526.2 million last year.  Diluted net earnings per share were $2.23, up 14 percent from diluted net earnings per share of $1.95 last year.  Sales for the year ended October 26, 2014, totaled a record $9.3 billion, up 6 percent from last year.

COMMENTARY

“We enjoyed a strong finish to the year, delivering record fourth quarter sales and earnings,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “Our Refrigerated Foods and Jennie-O Turkey Store segments were able to capitalize on growth of value-added sales and higher meat commodity markets to lead the way.”

“We hit the nine billion dollar mark in annual sales for the first time in our Company’s history, fueled by our branded, value-added product portfolios.  We closed the year with record earnings per share of $2.23, a penny above the midpoint of our full year earnings guidance issued last November,” commented Ettinger.  “Our Refrigerated Foods, Jennie-O Turkey Store, and International segments each delivered double-digit segment operating profit growth this year.  High meat input costs and related pricing hampered growth of certain Grocery Products brands in the back half of the year.  We have also substantially completed the integration of the MUSCLE MILK® brand in our Specialty Foods segment,” remarked Ettinger.

“This morning we announced a 25 percent increase to the dividend, or $0.20 per share, making the annual dividend $1.00 per share in 2015. This marks the 49th consecutive year in which we have increased our dividend, consistent with our objective to deliver superior total returns to our shareholders,” stated Ettinger.

SEGMENT OPERATING HIGHLIGHTS — FOURTH QUARTER

Grocery Products (16% of Net Sales, 19% of Total Segment Operating Profit)

Grocery Products segment profit decreased 21 percent and sales were down 3 percent, primarily due to sustained, record high meat raw material costs and soft sales.  Products delivering growth this quarter include HORMEL® bacon toppings, as well as HERDEZ® authentic Mexican foods and WHOLLY GUACAMOLE® dips, which are part of our MegaMex Foods joint venture.

Refrigerated Foods (48% of Net Sales, 33% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 10 percent driven by strong pork operating margins and growth of foodservice value-added products.  Sales for the quarter were up 9 percent, with the increase led by retail sales of HORMEL® BLACK LABEL® bacon, HORMEL® side dishes, and HORMEL® party trays, and foodservice sales of HORMEL® FIRE BRAISEDTM meats and HORMEL® fully cooked sausage.

Jennie-O Turkey Store (20% of Net Sales, 35% of Total Segment Operating Profit)

Jennie-O Turkey Store delivered excellent results this quarter, with segment profit up 45 percent, driven by the continued sales growth of value-added products and beneficial turkey commodity prices. Sales for the quarter increased 11 percent, led by sales of JENNIE-O® lean ground turkey and JENNIE-O® turkey bacon.

Specialty Foods (11% of Net Sales, 5% of Total Segment Operating Profit)

Specialty Foods posted operating profits 14 percent lower than last year.  The lower results were caused by charges relating to the acquisition of CytoSport, including transaction costs of $4.8 million, along with an inventory adjustment to fair market value of $4.5 million.  Segment sales increased 31 percent, largely attributable to the addition of MUSCLE MILK® protein beverage sales.

International & Other (5% of Net Sales, 8% of Total Segment Operating Profit)

International & Other posted segment profits 3 percent ahead of last year on 13 percent sales growth.  Results were driven by continued growth of our China businesses and increased pork exports.

OUTLOOK

“In fiscal 2015 we expect to exceed our stated goals of 5 percent sales growth and 10 percent earnings growth by continuing to provide consumers with innovative, value-added solutions,” stated Ettinger.  “We anticipate pork commodity prices and pork operating margins to normalize as the year progresses, providing input cost relief for our Grocery Products team, but leading to challenging comparisons for our Refrigerated Foods group in 2015.  Jennie-O Turkey Store is entering the new fiscal year with strong sales momentum and beneficial grain markets, but will likely experience less favorable commodity meat markets.  International & Other will continue to deliver growth through expansion of its China business, and Specialty Foods will benefit from the inclusion of the CytoSport franchise, consistent with our acquisition expectations,” commented Ettinger.

“We expect non-recurring charges of approximately $0.04 to $0.06 per share to be incurred early in fiscal 2015 as a result of the potential exit from our business in Vietnam and the closure of our Stockton, California Grocery Products manufacturing facility,” remarked Ettinger.  “Excluding these expected non-recurring charges, we are setting our 2015 non-GAAP1 earnings per share guidance range at $2.45 to $2.55 per share2.”

DIVIDENDS

Effective November 14, 2014, the company paid its 345th consecutive quarterly dividend, at the annual rate of $0.80.

CONFERENCE CALL

A conference call will be webcast at 8:30 a.m. CT on Tuesday, November 25, 2014. Access is available at www.hormelfoods.com. The call will also be available via telephone by dialing 888-468-2440 and providing the access code 9752232.  An audio replay is available by calling 888-203-1112 and entering access code 9752232.  The audio replay will be available beginning at 11:30 a.m. CT on Tuesday, November 25, 2014, through 11:30 a.m. CT on December 9, 2014.  The webcast replay will be available at 11:30 a.m. CT, Tuesday, November 25, 2014, and will remain on our website for one year.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are provided to assist the investor in better understanding the Company’s operating performance by excluding the impact of certain non-recurring items affecting comparability.  Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance.  These non-GAAP measurements are not in accordance with any generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED EARNINGS PER SHARE GUIDANCE

Subtracting the excluded estimated non-recurring charges of $0.04 to $0.06 from the non-GAAP adjusted diluted earnings per share range of $2.45 to $2.55 per share results in a U.S. GAAP diluted earnings per share guidance range for fiscal year 2015 of $2.39 to $2.51 per share.  Adjusted diluted earnings per share provides shareholders a more clear reflection of comparable results.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the sixth year in a row. Hormel Foods was recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2013 and 2014, and named one of the 2014 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 31-37 in the company’s Form 10-Q for the quarter ended July 27, 2014, which was filed with the SEC on September 5, 2014, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2014 Fourth Quarter Segment Operating Results (dollars in thousands)

	FOURTH QUARTER — 13 WEEKS ENDED
	October 26, 2014	October 27, 2013	% Change
NET SALES
Grocery Products	$405,166	$419,615	(3.4)
Refrigerated Foods	1,211,890	1,108,157	9.4
Jennie-O Turkey Store	509,980	459,670	10.9
Specialty Foods	277,559	212,485	30.6
International & Other	139,176	123,275	12.9
Total	$2,543,771	$2,323,202	9.5

OPERATING PROFIT
Grocery Products	$50,051	$63,476	(21.1)
Refrigerated Foods	87,296	79,453	9.9
Jennie-O Turkey Store	95,253	65,550	45.3
Specialty Foods	13,747	15,975	(13.9)
International & Other	22,629	22,069	2.5
Total segment operating profit	268,976	246,523	9.1
Net interest and investment expense (income)	2,626	595	341.3
General corporate expense	6,192	7,466	(17.1)
Noncontrolling interest	584	1,145	(49.0)
Earnings before income taxes	$260,742	$239,607	8.8

	YEAR TO DATE — 52 WEEKS ENDED
	October 26, 2014	October 27, 2013	% Change
NET SALES
Grocery Products	$1,558,265	$1,517,557	2.7
Refrigerated Foods	4,644,179	4,251,515	9.2
Jennie-O Turkey Store	1,672,452	1,601,868	4.4
Specialty Foods	907,120	932,533	(2.7)
International & Other	534,240	448,181	19.2
Total	$9,316,256	$8,751,654	6.5

OPERATING PROFIT
Grocery Products	$195,064	$213,646	(8.7)
Refrigerated Foods	338,020	232,692	45.3
Jennie-O Turkey Store	272,362	222,117	22.6
Specialty Foods	71,514	88,873	(19.5)
International & Other	84,745	71,490	18.5
Total segment operating profit	961,705	828,818	16.0
Net interest and investment expense (income)	9,468	7,482	26.5
General corporate expense	33,434	26,694	25.2
Noncontrolling interest	3,349	3,865	(13.4)
Earnings before income taxes	$922,152	$798,507	15.5

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	October 26, 2014	October 27, 2013	October 26, 2014	October 27, 2013

Net sales	$2,543,771	$2,323,202	$9,316,256	$8,751,654

Cost of products sold	2,120,187	1,937,686	7,751,273	7,338,838

GROSS PROFIT:	423,584	385,516	1,564,983	1,412,816

Selling, general and administrative	165,939	147,444	650,948	627,340

Equity in earnings of affiliates	5,723	2,130	17,585	20,513

OPERATING INCOME:	263,368	240,202	931,620	805,989

Other income & expenses:
Interest & investment income	766	2,500	3,236	4,971
Interest expense	(3,392)	(3,095)	(12,704)	(12,453)

EARNINGS BEFORE INCOME TAXES:	260,742	239,607	922,152	798,507

Provision for income taxes	88,894	81,122	316,126	268,431
(effective tax rate)	34.09%	33.86%	34.28%	33.62%

NET EARNINGS	171,848	158,485	606,026	530,076
Less: net earnings attributable to noncontrolling interest	584	1,145	3,349	3,865
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$171,264	$157,340	$602,677	$526,211

NET EARNINGS PER SHARE
Basic	$0.65	$0.60	$2.28	$1.99
Diluted	$0.63	$0.58	$2.23	$1.95

WEIGHTED AVG SHARES O/S
Basic	263,588	263,853	263,812	264,317
Diluted	269,828	270,208	270,216	270,224

DIVIDENDS DECLARED PER SHARE	$0.20	$0.17	$0.80	$0.68

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	October 26, 2014	October 27, 2013
	(in thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$334,174	$434,014
Accounts receivable	609,526	551,500
Inventories	1,054,552	967,977
Income taxes receivable	25,678	—
Deferred income taxes	86,853	73,543
Prepaid expenses	15,250	13,000
Other current assets	6,738	7,379

TOTAL CURRENT ASSETS	2,132,771	2,047,413

INTANGIBLES	1,781,296	1,312,565

OTHER ASSETS	539,785	600,569

PROPERTY, PLANT & EQUIPMENT, NET	1,001,767	955,333

TOTAL ASSETS	$5,455,619	$4,915,880

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$954,692	$784,009

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	638,871	565,292

SHAREHOLDERS’ INVESTMENT	3,612,056	3,316,579

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$5,455,619	$4,915,880

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fifty-Two Weeks Ended
	October 26, 2014	October 27, 2013
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$606,026	$530,076
Depreciation and amortization of intangibles	130,044	124,850
Decrease (increase) in working capital	9,124	(22,016)
Other	1,685	4,895
NET CASH PROVIDED BY OPERATING ACTIVITIES	746,879	637,805

INVESTING ACTIVITIES
Net sale of securities	—	77,558
Acquisitions of businesses/intangibles	(466,204)	(665,415)
Net purchases of property / equipment	(148,853)	(96,598)
Increase in investments, equity in affiliates, and other assets	(1,718)	(6,619)
NET CASH USED IN INVESTING ACTIVITIES	(616,775)	(691,074)

FINANCING ACTIVITIES
Dividends paid on common stock	(203,156)	(174,320)
Share repurchase	(58,937)	(70,819)
Other	32,723	49,618
NET CASH USED IN FINANCING ACTIVITIES	(229,370)	(195,521)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(574)	416
DECREASE IN CASH AND CASH EQUIVALENTS	(99,840)	(248,374)
Cash and cash equivalents at beginning of year	434,014	682,388
CASH AND CASH EQUIVALENTS AT END OF YEAR	$334,174	$434,014